Exhibit 12


       United Air Lines, Inc. and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges


                                           Six Months Ended
                                               June 30
                                           2000       1999
                                           ----       ----
                                            (In Millions)
Earnings:
   Earnings before income taxes,
    extraordinary item and cumulative
    effect of accounting change          $  730     $1,158
   Fixed charges, from below                519        508
   Undistributed (earnings) losses of
    affiliates                                3        (27)
   Interest capitalized                     (40)       (36)
                                          -----      -----
       Earnings                          $1,212     $1,603
                                          =====      =====

Fixed charges:

   Interest expense                      $  198     $  188
   Portion of rental expense
    representative of the interest factor   321        320
                                          -----      -----
       Fixed charges                     $  519     $  508
                                          =====      =====

Ratio of earnings to fixed charges         2.34       3.15
                                          =====      =====
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